Exhibit 21
W.W. GRAINGER, INC.
Direct and Indirect Subsidiaries
(excludes certain direct and indirect subsidiaries that in the aggregate would not constitute a significant subsidiary)
(as of December 31, 2025)

Subsidiary	Jurisdiction of Formation
Acklands - Grainger Inc.	Canada
Dayton Electric Manufacturing Co.	Illinois
GHC Specialty Brands, LLC	Wisconsin
GMMI LLC	Delaware
Grainger Canada Holdings ULC	AB, Canada
Grainger Caribe, Inc.	Illinois
Grainger Colombia Holding Company, LLC	Delaware
Grainger Corporate Services LLC	Illinois
Grainger Global Holdings, Inc.	Delaware
Grainger Global Online Business Ltd.	United Kingdom
Grainger Global Trading (Shanghai) Co., Ltd First Branch	China
Grainger Global Trading (Shanghai) Co., Ltd.	China
Grainger Guam L.L.C.	Guam
Grainger HK Limited	China
Grainger Industrial Supply India Private Limited	India
Grainger International Holdings B.V.	Netherlands
Grainger International, Inc.	Illinois
Grainger Management LLC	Illinois
Grainger Mexico LLC	Delaware
Grainger Panama Services S. de R.L.	Panama
Grainger Procurement Company LLC	Illinois
Grainger Services International Inc.	Illinois
Grainger Singapore Pte. Ltd.	Singapore
Grainger, S.A. de C.V.	Mexico
Grainger Ventures LLC	Delaware
IB MonotaRO Private Limited	India
Imperial Supplies Holdings, Inc.	Delaware
Imperial Supplies LLC	Delaware
India Pacific Brands	Mauritius
MonotaRO Co., Ltd.	Japan
MonotaRO (Shanghai) Trading Co., Ltd.	China
MonotaRO Technologies India Private Limited	India
Motor Book Insurance LLC	Vermont
MRO Soluciones, S.A. de C.V.	Mexico
NAVIMRO Co., Ltd.	Korea
PT MonotaRO Indonesia	Indonesia
Safety Registry Services, LLC	Delaware
Safety Solutions, Inc.	Ohio

Subsidiary	Jurisdiction of Formation
Shin-Sanko Mask Industries Co., Ltd.	Japan
WFS Ltd.	ON, Canada
WWG de Mexico, S.A. de C.V.	Mexico
WWG Servicios, S.A. de C.V.	Mexico
WWGH LLC	Delaware
Zoro Tools, Inc.	Delaware
Zoro UK Limited	United Kingdom